NEWS	FOR IMMEDIATE RELEASE
Exhibit 99.1

CORELOGIC REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS
Strong Operating Performance Highlighted by Revenue Growth, Cost Efficiency
Focus, Record Free Cash Flow and Successful Execution of Strategic Reinvestment Program

•	Revenues up 5% to $386.4 million - growth in property, insurance, international and underwriting solutions more than offset foreign currency translation impacts and lower project-related volumes.

•
Operating income from continuing operations of $65.9 million - down 15% as revenue growth and cost management program benefits were offset by the effect of a $13.9 million gain related to a prior period asset sale and increased investment in technology, compliance and process enhancements.

•	Net income from continuing operations of $28.3 million - down 43% reflecting lower operating income and higher provisions for taxes. Diluted EPS totaled $0.31. Adjusted EPS rose 10% to $0.54.

•	Adjusted EBITDA up 3% to $116.4 million; adjusted EBITDA margin of 30%, in line with prior-year and prior-quarter levels.

•	Company launches expanded data-driven property valuation solutions group and completes purchase of LandSafe Appraisal Services, Inc. on September 30, 2015.

•	Repurchased 1.0 million common shares (2.5 million year-to-date).

Irvine, Calif., October 21, 2015 - CoreLogic (NYSE:CLGX), a leading global property information, analytics and data-enabled services provider, today reported financial results for the quarter ended September 30, 2015.

“CoreLogic delivered another strong operating performance in the third quarter despite currency headwinds and challenging market dynamics. Revenues were up 7% in constant currency terms as we delivered gains in many of our core underwriting and risk management operations. We continued to build share in the mid and mass market while expanding and deepening relationships with our existing blue-chip client base," said Anand Nallathambi, President and Chief Executive Officer of CoreLogic. “We are excited about the launch of our data-driven property valuation solutions group which we expect to provide additional future growth opportunities. We believe we possess unique data, analytics and data-enabled services that, collectively, will enable our clients to more accurately estimate the value of properties and evaluate important factors that may influence that value - now and in the future.”

“Our strong third-quarter financial performance reflects the continuing shift in our business mix toward scaled platforms that provide unique data-driven insights with higher levels of subscription-based revenues. The durability of our business model allows us to continue to invest in our products and services, technology leadership and operational improvements and, at the same time, return significant amounts of capital to our shareholders and manage our debt,” added Frank Martell, Chief Operating and Financial Officer of CoreLogic. “Importantly, we delivered adjusted EBITDA margins above 30% in the third quarter despite significant reinvestment in the business. As we move forward, we expect these investments to contribute to higher top-line growth and margin expansion.”

Third-Quarter Financial Highlights
Third quarter revenues totaled $386.4 million compared with $367.5 million in the same 2014 period and $386.0 million in the second quarter of 2015. The year-over-year increase of 5% (7% on a constant-currency basis) was driven primarily by growth in property, insurance, international and underwriting solutions which was partially offset by adverse foreign currency translation impacts and lower project-related volumes. TPS revenues increased 11% year-over-year to $218.3 million driven primarily by increased market share in the Company’s underwriting solutions units. D&A revenues aggregated $170.5 million in 2015, down 2% (plus 3% on a constant-currency basis) from the prior year as higher insurance, spatial solutions and international revenues were more than offset by the impact of unfavorable currency translation ($7.8 million) and lower core property and capital markets revenues attributable to the termination of several data supply and reseller agreements and the exit of a number of capital markets clients from the residential mortgage backed security (RMBS) market.

Operating income from continuing operations totaled $65.9 million for the third quarter compared with $77.8 million for the third quarter of 2014 and $60.7 million for the second quarter of 2015. Third quarter 2014 operating income included $13.9 million attributable to a non-recurring gain on sale of real estate assets. Operating income increased approximately 3% excluding the impact of the 2014 gain. Improved operating income performance resulted primarily from revenue growth and the benefits of cost management programs which were partially offset by increased investment levels in technology, compliance and process enhancements and currency translation impacts. Third quarter 2015 operating income margin was 17%, up from 16% in the second quarter of 2015 and down from 21% (380 basis points attributable to the gain discussed previously) in 2014.

Third quarter net income from continuing operations totaled $28.3 million compared with $49.7 million in 2014. The $21.4 million year-over-year decrease was driven primarily by increased tax provisions, non-recurring gains recognized in the third quarter of 2014 which had no 2015 counterpart and currency translation impacts. Diluted EPS from continuing operations totaled $0.31 for the third quarter of 2015 compared with $0.54 in the third quarter of 2014. Adjusted diluted EPS totaled $0.54, up 10% reflecting the positive impacts of revenue growth, cost containment and share repurchases.

Adjusted EBITDA totaled $116.4 million in third quarter 2015 compared with $113.4 million in the same prior year period and $117.8 million for the second quarter of 2015. Third quarter 2015 adjusted EBITDA margin was 30%, in-

line with 2014 levels. The 3% increase (5% on a constant-currency basis) in adjusted EBITDA was principally the result of revenue growth, operating leverage in our underwriting solutions businesses and the benefit of cost containment programs. TPS adjusted EBITDA increased 23% to $72.3 million as operating leverage and cost management benefits drove improved results. D&A adjusted EBITDA declined 13% to $53.5 million as improved results from insurance and spatial solutions businesses were more than offset by unfavorable currency translation ($2.6 million) and previously-announced investments in product and service development, technology platforms, compliance infrastructure, and data monetization initiatives.

Cost Management and Technology Excellence
In line with the Company's demonstrated commitment to operational excellence and progressive growth in profit margins, during the first quarter of 2015, CoreLogic announced an expanded three-year productivity and cost management program which is expected to reduce expense, on an annual run-rate basis, by approximately $60 million by 2018. Savings are expected to be realized through the reduction of selling, general and administrative (SG&A) costs, outsourcing certain business process functions, consolidation of facilities and other operational improvements. This program will incorporate expected savings from the completion of Phase I of the Company’s previously announced TTI. TTI Phase I, completed during the second quarter of 2015, focused principally on the transition of the Company's existing technology infrastructure to a managed service arrangement with Dell Services. The second phase of the TTI (TTI - Gen2) relates to the development of the Company's next generation technology platform which is designed to augment and eventually replace substantial portions of our legacy systems as well as support future revenue growth trends.

The Company expects to realize approximately $15 million in total savings from its cost productivity and management program during 2015, including $10 million in savings attributable to the completion of TTI Phase I. Additional run-rate savings of $30 million are targeted in 2016 with additional savings of $15 million expected during 2017. Cash and non-cash charges associated with this program are expected to aggregate approximately $20 million and will be incurred over the course of the three-year program.

Liquidity and Capital Resources
At September 30, 2015, the Company had cash and cash equivalents of $160.3 million compared with $104.7 million at December 31, 2014. As of September 30, 2015, the Company had available capacity on its revolving credit facility of $450.0 million. Total debt as of September 30, 2015 was approximately $1.4 billion.

Free cash flow (FCF) for the twelve months ended September 30, 2015 totaled $303.6 million, which represented 73% of adjusted EBITDA. FCF is defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets. Net operating cash provided by continuing operations for the twelve months ended September 30, 2015 was $386.1 million.

During the third quarter, the Company repurchased approximately 1.0 million of its common shares for a total consideration of $38.7 million. In addition, the Company expanded its data-driven property valuation solutions business through the purchase of LandSafe Appraisal Services, Inc. for approximately $122.0 million.

2015 Financial Guidance (Continuing Operations)
Based on current business conditions and trends, available market estimates of 2015 U.S. mortgage origination unit volumes and the forecasted impact of previously announced investment and cost reduction programs, the Company reaffirms its previously issued 2015 full-year guidance ranges for revenues ($1.49 to $1.51 billion), adjusted EBITDA ($410 to $420 million) and adjusted EPS ($1.75 to $1.85 per share).

Teleconference/Webcast
CoreLogic management will host a live webcast and conference call on Thursday, October 22, 2015 at 8:00 a.m. Pacific time (11:00 a.m. Eastern Time) to discuss reported results.  All interested parties are invited to listen to the event via webcast on the CoreLogic website at http://investor.corelogic.com.  Alternatively, participants may use the following dial-in numbers: 877-930-8098 for U.S./Canada callers or 253-336-8228 for international callers. The Conference ID for the call is 39702722.

Additional detail on the Company's third quarter results is included in the quarterly financial supplement, available on the Investor Relations page at http://investor.corelogic.com.

A replay of the webcast will be available on the CoreLogic investor website for 30 days and also through the conference call number 855-859-2056 for U.S./Canada participants or 404-537-3406 for international participants using Conference ID 39702722.

Media Contact: Alyson Austin, office phone: 949-214-1414, e-mail: alaustin@corelogic.com
Investor Contact: Dan Smith, office phone: 703-610-5410, e-mail: danlsmith@corelogic.com

About CoreLogic
CoreLogic (NYSE: CLGX) is a leading global property information, analytics and data-enabled services provider. The Company's combined data from public, contributory and proprietary sources includes over 4.5 billion records spanning more than 50 years, providing detailed coverage of property, mortgages and other encumbrances, consumer credit, tenancy, location, hazard risk and related performance information. The markets CoreLogic serves include real estate and mortgage finance, insurance, capital markets, and the public sector. CoreLogic delivers value to clients through unique data, analytics, workflow technology, advisory and managed services. Clients rely on CoreLogic to help identify and manage growth opportunities, improve performance and mitigate risk. Headquartered in Irvine, Calif., CoreLogic operates in North America, Western Europe and Asia Pacific. For more information, please visit www.corelogic.com.

Safe Harbor / Forward Looking Statements
Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to the Company's investment and strategic growth plans, cost reductions, productivity excellence and the TTI; the Company's overall financial performance, including future revenue and profit growth, and the Company's margin and cash flow profile; the Company's updated 2015 financial guidance and assumptions thereunder; including those related to the mortgage market overall and the Company's plans to reduce outstanding debt and continue to return capital to shareholders through the share repurchase program. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include the risks and uncertainties set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K, as amended or updated by our Quarterly Reports on Form 10-Q. These additional risks and uncertainties include but are not limited to: limitations on access to or increase in prices for data from external sources, including government and public record sources; changes in applicable government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including with respect to consumer financial services and the use of public records and consumer data; compromises in the security of our data, including the transmission of confidential information or systems interruptions; difficult conditions in the mortgage and consumer lending industries and the economy generally; our ability to protect proprietary rights; our cost reduction program, TTI and growth strategies and our ability to effectively and efficiently implement them; risks related to the outsourcing of services and international operations; our indebtedness and the restrictions in our various debt agreements; our ability to realize the anticipated benefits of certain acquisitions and/or divestitures and the timing thereof; the inability to control the operations or dividend policies of our partially-owned affiliates; and impairments in our goodwill or other intangible assets. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures
This press release contains certain non-GAAP financial measures which are provided only as supplemental information. Investors should consider these non-GAAP financial measures only in conjunction with the most directly comparable GAAP financial measures. These non-GAAP measures are not in accordance with or a substitute for U.S. GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures is included in this press release. The Company is not able to provide a reconciliation of projected adjusted EBITDA or projected adjusted earnings per share, where provided, to expected results due to the unknown effect, timing and potential significance of special charges or gains.

The Company believes that its presentation of non-GAAP measures, such as adjusted EBITDA, adjusted EPS and FCF, provides useful supplemental information to investors and management regarding CoreLogic's financial condition and results. Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, amortization, non-cash stock compensation, non-operating gains/losses and other adjustments plus pretax equity in earnings of affiliates. Adjusted net income is defined as income from continuing operations before equity earnings of affiliates, adjusted for non-cash stock compensation, amortization of acquisition-related intangibles, non-operating gains/losses, and other adjustments plus pretax equity in earnings of affiliates, tax affected at an assumed effective tax rate of 35% for 2015 and 38% for 2014. Adjusted EPS is derived by dividing adjusted net income by diluted weighted average shares. FCF is defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets. Other firms may calculate non-GAAP measures differently than CoreLogic, which limits comparability between companies.

(Additional Financial Data Follow)

CORELOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2015	2014	2015	2014
Operating revenues	$386,439	$367,454	$1,137,224	$1,059,528
Cost of services (excluding depreciation and amortization shown below)	192,838	185,168	568,125	564,916
Selling, general and administrative expenses	91,241	68,099	283,517	255,488
Depreciation and amortization	36,440	35,765	109,631	100,636
Impairment loss	—	667	58	4,888
Total operating expenses	320,519	289,699	961,331	925,928
Operating income	65,920	77,755	175,893	133,600
Interest expense:
Interest income	645	870	2,985	3,083
Interest expense	17,207	18,398	48,522	52,547
Total interest expense, net	(16,562)	(17,528)	(45,537)	(49,464)
(Loss)/gain on investments and other, net	(2,448)	183	(3,494)	2,825
Income from continuing operations before equity in earnings of affiliates and income taxes	46,910	60,410	126,862	86,961
Provision for income taxes	21,765	14,319	47,387	23,070
Income from continuing operations before equity in earnings of affiliates	25,145	46,091	79,475	63,891
Equity in earnings of affiliates, net of tax	3,497	4,032	11,931	10,289
Net income from continuing operations	28,642	50,123	91,406	74,180
Loss from discontinued operations, net of tax	(117)	(4,856)	(445)	(15,219)
Gain from sale of discontinued operations, net of tax	—	476	—	476
Net income	28,525	45,743	90,961	59,437
Less: Net income attributable to noncontrolling interests	357	404	823	899
Net income attributable to CoreLogic	$28,168	$45,339	$90,138	$58,538
Amounts attributable to CoreLogic stockholders:
Net income from continuing operations	$28,285	$49,719	$90,583	$73,281
Loss from discontinued operations, net of tax	(117)	(4,856)	(445)	(15,219)
Gain from sale of discontinued operations, net of tax	—	476	—	476
Net income attributable to CoreLogic	$28,168	$45,339	$90,138	$58,538
Basic income per share:
Net income from continuing operations	$0.32	$0.55	$1.01	$0.80
Loss from discontinued operations, net of tax	—	(0.05)	—	(0.17)
Gain from sale of discontinued operations, net of tax	—	0.01	—	0.01
Net income attributable to CoreLogic	$0.32	$0.51	$1.01	$0.64
Diluted income per share:
Net income from continuing operations	$0.31	$0.54	$1.00	$0.79
Loss from discontinued operations, net of tax	—	(0.05)	—	(0.16)
Gain from sale of discontinued operations, net of tax	—	0.01	—	0.01
Net income attributable to CoreLogic	$0.31	$0.50	$1.00	$0.64
Weighted-average common shares outstanding:
Basic	88,719	90,518	89,374	91,234
Diluted	90,154	91,987	90,741	92,833
Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

(in thousands, except par value)	September 30,	December 31,
Assets	2015	2014
Current assets:
Cash and cash equivalents	$160,257	$104,677
Marketable securities	22,613	22,264
Accounts receivable (less allowance for doubtful accounts of $6,941 and $10,826 as of September 30, 2015 and December 31, 2014, respectively)	239,938	214,344
Prepaid expenses and other current assets	47,955	51,375
Income tax receivable	3,501	13,357
Deferred income tax assets, current	90,341	90,341
Assets of discontinued operations	1,027	4,267
Total current assets	565,632	500,625
Property and equipment, net	340,993	368,614
Goodwill, net	1,821,822	1,780,758
Other intangible assets, net	302,190	278,270
Capitalized data and database costs, net	324,868	333,265
Investment in affiliates, net	100,556	103,598
Restricted cash	10,864	12,360
Other assets	135,645	138,872
Total assets	$3,602,570	$3,516,362
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$169,446	$170,418
Accrued salaries and benefits	97,401	99,786
Deferred revenue, current	264,438	255,330
Current portion of long-term debt	48,253	11,352
Liabilities of discontinued operations	2,791	13,704
Total current liabilities	582,329	550,590
Long-term debt, net of current	1,350,898	1,319,211
Deferred revenue, net of current	436,573	389,308
Deferred income tax liabilities, long term	60,503	63,979
Other liabilities	163,265	161,084
Total liabilities	2,593,568	2,484,172

Redeemable noncontrolling interests	19,491	18,023

Equity:
CoreLogic stockholders' equity:
Preferred stock, $0.00001 par value; 500 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00001 par value; 180,000 shares authorized; 88,132 and 89,343 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	1	1
Additional paid-in capital	539,629	605,511
Retained earnings	581,934	492,441
Accumulated other comprehensive loss	(132,053)	(83,786)
Total CoreLogic stockholders' equity	989,511	1,014,167
Total liabilities and equity	$3,602,570	$3,516,362

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	For the Nine Months Ended
	September 30,
(in thousands)	2015	2014
Cash flows from operating activities:
Net income	$90,961	$59,437
Less: Loss from discontinued operations, net of tax	(445)	(15,219)
Less: Gain from sale of discontinued operations, net of tax	—	476
Net income from continuing operations	91,406	74,180
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	109,631	100,636
Impairment loss	58	4,888
Provision for bad debt and claim losses	6,328	10,254
Share-based compensation	26,419	22,077
Excess tax benefit related to stock options	(6,284)	(6,352)
Equity in earnings of affiliates, net of taxes	(11,931)	(10,289)
Gain on sale of property and equipment	(91)	(13,858)
Loss on early extinguishment of debt	1,589	763
Deferred income tax	(1,713)	11,172
Loss/(gain) on investments and other, net	3,494	(2,825)
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(23,570)	6,515
Prepaid expenses and other current assets	3,420	1,099
Accounts payable and accrued expenses	(8,392)	(50,357)
Deferred revenue	56,373	(3,590)
Income taxes	2,072	48,854
Dividends received from investments in affiliates	26,516	32,496
Other assets and other liabilities	(14,072)	(14,920)
Net cash provided by operating activities - continuing operations	261,253	210,743
Net cash used in operating activities - discontinued operations	(7,584)	(2,104)
Total cash provided by operating activities	$253,669	$208,639
Cash flows from investing activities:
Purchases of property and equipment	$(30,009)	$(37,122)
Purchases of capitalized data and other intangible assets	(27,706)	(25,207)
Cash paid for acquisitions, net of cash acquired	(119,346)	(672,336)
Purchases of investments	(3,748)	—
Cash received from sale of discontinued operations	—	25,525
Proceeds from sale of property and equipment	94	13,937
Change in restricted cash	1,496	(1,443)
Net cash used in investing activities - continuing operations	(179,219)	(696,646)
Net cash provided by investing activities - discontinued operations	—	1,536
Total cash used in investing activities	$(179,219)	$(695,110)
Cash flows from financing activities:
Proceeds from long-term debt	$114,375	$690,017
Debt issuance costs	(6,452)	(14,042)
Repayment of long-term debt	(46,999)	(118,836)
Proceeds from issuance of shares in connection with share-based compensation	19,554	5,736
Minimum tax withholdings related to net share settlements	(14,425)	(15,247)
Shares repurchased and retired	(97,430)	(72,781)
Excess tax benefit related to stock options	6,284	6,352
Net cash (used in)/provided by financing activities - continuing operations	(25,093)	481,199
Net cash provided by financing activities - discontinued operations	—	—
Total cash (used in)/provided by financing activities	$(25,093)	$481,199
Effect of exchange rate on cash	6,757	(144)
Net change in cash and cash equivalents	56,114	(5,416)
Cash and cash equivalents at beginning of period	104,677	134,419
Less: Change in cash and cash equivalents - discontinued operations	(7,584)	(568)
Plus: Cash swept to discontinued operations	(8,118)	(1,953)
Cash and cash equivalents at end of period	$160,257	$127,618

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED EBITDA
UNAUDITED

	For the Three Months Ended September 30, 2015
(in thousands)	D&A	TPS	Corporate	Elim	CoreLogic
Income/(loss) from continuing operations before equity in earnings of affiliates and income taxes	$27,171	$56,379	$(36,640)	$—	$46,910
Pre-tax equity in (loss)/earnings of affiliates	(96)	5,859	33	—	5,796
Depreciation & amortization	24,552	8,025	3,863	—	36,440
Total interest expense	25	80	16,457	—	16,562
Stock-based compensation	1,334	1,545	5,001	—	7,880
Efficiency investments	274	391	1,365	—	2,030
Transaction costs	273	—	508	—	781
Adjusted EBITDA	$53,533	$72,279	$(9,413)	$—	$116,399

	For the Three Months Ended September 30, 2014
(in thousands)	D&A	TPS	Corporate	Elim	CoreLogic
Income/(loss) from continuing operations before equity in earnings of affiliates and income taxes	$33,021	$44,534	$(17,145)	$—	$60,410
Pre-tax equity in (loss)/earnings of affiliates	230	6,312	(12)	—	6,530
Depreciation & amortization	26,250	6,571	2,944	—	35,765
Total interest (income)/expense	(84)	74	17,538	—	17,528
Stock-based compensation	1,578	1,057	3,682	—	6,317
Impairment loss	667	—	—	—	667
Non-operating investment gains	—	—	(13,838)	—	(13,838)
Efficiency investments	—	—	142	—	142
Transaction costs	—	—	(109)	—	(109)
Adjusted EBITDA	$61,662	$58,548	$(6,798)	$—	$113,412

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED DILUTED EPS
UNAUDITED

	For the Three Months Ended September 30, 2015
(in thousands, except per share amounts)	D&A	TPS	Corporate	Elim	CoreLogic
Income/(loss) from continuing operations before equity in earnings of affiliates and income taxes	$27,171	$56,379	$(36,640)	$—	$46,910
Pre-tax equity in (loss)/earnings of affiliates	(96)	5,859	33	—	5,796
Stock-based compensation	1,334	1,545	5,001	—	7,880
Efficiency investments	274	391	1,365	—	2,030
Transaction costs	273	—	508	—	781
Amortization of acquired intangibles	6,778	2,550	—	—	9,328
Depreciation of certain acquired proprietary technology included in property and equipment	2,880	—	—	—	2,880
Adjusted pretax income/(loss) from continuing operations	$38,614	$66,724	$(29,733)	$—	$75,605
Tax provision (35% rate)					26,462
Less: Net income attributable to noncontrolling interests					357
Adjusted net income attributable to CoreLogic					$48,786
Weighted average diluted common shares outstanding					90,154
Adjusted diluted EPS					$0.54

	For the Three Months Ended September 30, 2014
(in thousands, except per share amounts)	D&A	TPS	Corporate	Elim	CoreLogic
Income/(loss) from continuing operations before equity in earnings of affiliates and income taxes	$33,021	$44,534	$(17,145)	$—	$60,410
Pre-tax equity in (loss)/earnings of affiliates	230	6,312	(12)	—	6,530
Stock-based compensation	1,578	1,057	3,682	—	6,317
Non-operating investment gains	—	—	(13,838)	—	(13,838)
Efficiency investments	—	—	142	—	142
Impairment loss	667	—	—	—	667
Transaction costs	—	—	(109)	—	(109)
Amortization of acquired intangibles	7,475	2,671	—	—	10,146
Depreciation of certain acquired proprietary technology included in property and equipment	2,880	—	—	—	2,880
Adjusted pretax income/(loss) from continuing operations	$45,851	$54,574	$(27,280)	$—	$73,145
Tax provision (38% rate)					27,795
Less: Net income attributable to noncontrolling interests					404
Adjusted net income attributable to CoreLogic					$44,946
Weighted average diluted common shares outstanding					91,987
Adjusted diluted EPS					$0.49

CORELOGIC, INC.
RECONCILIATION TO FREE CASH FLOW
UNAUDITED

For the Twelve Months Ended September 30, 2015
Net cash provided by operating activities - continuing operations	$386,103
Purchases of property and equipment	(44,912)
Purchases of capitalized data and other intangible assets	(37,628)
Free Cash Flow	$303,563